Exhibit 99.1

20 Trafalgar Square
Nashua, NH 03063

Phone:	+1 603.883.5200
Fax:	+1 603.595.6993
www.gtat.com

GT Advanced Technologies Reiterates CY12 Revenue & Non-GAAP EPS Guidance

•                  Updates Outlook for September Quarter

•                  Cites Potential Impact of European Tariff Actions on CY13

•                  Provides New Business Update

Nashua, N.H.—September 19, 2012—GT Advanced Technologies (NASDAQ: GTAT) today reiterated its guidance for the calendar year ending December 31, 2012, provided an updated view of the September quarter and commented on the possible impact in CY13 of potential import tariffs in European markets on photovoltaic modules and related components from China. The company also provided updates on new business opportunities in its polysilicon and sapphire businesses.

The company indicated it was on target to achieve its top and bottom line guidance for the calendar year ending December 31, 2012 with revenue in the range of $925 million to $975 million and non-gaap EPS in the range of $1.30 to $1.40.

The company also indicated that in the third calendar quarter ending September 29, 2012, revenue is now expected to be in the range of $110 million to $140 million and non-gaap EPS is expected to be in the range of negative 5 cents to positive 2 cents. The company continues to expect revenue and EPS to rebound to higher levels in the fourth quarter. These updates reflect an expected shift in timing of the delivery of approximately $50 million of contracted high-margin ASF™ business from the third to the fourth calendar quarter.

Potential Impact of Tariff Actions in Europe

Earlier this month, the European Commission announced an investigation into imports of PV modules and related components from China. While the outcome of this investigation is uncertain and may not be known for several months, if the EU implements substantial tariffs on PV products from China, this could have significant consequences for GT’s customers in China.

Although tariffs in Europe could potentially result in new PV-related business for GT if manufacturers add capacity and newer technology outside of China, in the interim GT’s PV business activity would likely remain depressed. It was recently reported that the Chinese government sent a delegation to Europe and is initiating dialogue that could lead to a negotiated settlement, but it is too early to determine if these efforts will succeed.

The company has yet to determine the possible effects that the European trade developments may have on its CY13 financial performance but it will monitor developments and work closely with its customers to assess the situation. If necessary, the company is prepared to use its flexible business model to take cost cutting actions, which could be significant, as it has done in the past during periods of soft demand.

The company intends to provide an updated view on CY13 on its next earnings call scheduled for early November.

New Business Opportunities Update

The company continues to advance its diversification efforts and new business initiatives outside of the PV segment. In its polysilicon business, the company continues to make progress in negotiations on several new projects in Southeast Asia and the Middle East. Initial engineering contracts may be signed by early CY2013 for one or more of these opportunities.

As covered in a separate press release today, accessible on the company website (www.gtat.com), GT provided an update on its development of new business opportunities for sapphire as a substitute for materials currently used in mobile device and point of sale applications.

About GT Advanced Technologies Inc.

GT Advanced Technologies Inc. is a global provider of polysilicon production technology and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company’s products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Advanced Technologies, please visit www.gtat.com.

Contacts:

Media	Investors/Analysts
Jeff Nestel-Patt	Ryan Blair
jeff.nestelpatt@gtat.com	ryan.blair@gtat.com
603-204-2883	603-681-3869

Most of the information in this press release relate to the Company’s future expectations, plans and prospects for its business and industry that constitute “forward-looking statements” for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: the Company is on target to achieve its top and bottom line guidance for calendar year ending December 31, 2012, revenue and non-gaap earnings per share guidance for the quarter ending September 29, 2012 and calendar year ending December 31, 2012; expectation that the Company’s revenue and EPS will rebound to higher levels in the fourth quarter of calendar year 2012; the Company’s expectation that there will be a shift in timing of delivery of approximately $50 million of contracted high-margin ASF™ business from the third quarter to the fourth quarter of 2012; substantial European tariffs on PV products from China could have significant consequences for GT’s customers in China; such European tariffs could potentially result in new PV-related business for GT if manufacturers add capacity and newer technology outside China; GT’s PV business is likely to remain depressed; if necessary, the Company may use its flexible business model to take cost cutting action (which could be significant); Company is advancing its diversification efforts and new business initiatives outside of the PV segment and the Company is making progress in negotiations on several new polysilicon projects in Southeast Asia and the Middle East; Company may enter into initial polysilicon engineering contracts by early CY2013 for one or more of these polysilicon engineering opportunities.  These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements.  These factors may include the possibility that the Company is unable to recognize revenue on contracts in its order backlog.  We cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity.  Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the impact of continued decreased demand and/or excess capacity in the markets for the output of our solar and sapphire equipment, general economic conditions and the tightening credit market having an adverse impact on demand for the Company’s products, the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Advanced Technologies Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2012. Statements in this press release should be evaluated in light of these important factors.  The statements in this press release represent GT Advanced Technologies Inc.’s expectations and beliefs as of the date of this press release.  GT Advanced Technologies Inc. anticipates that subsequent events and developments may cause these expectations and beliefs to change. GT Advanced Technologies Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.